First Foundation Inc. (NYSE: FFWM) July 31, 2025

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS SECOND QUARTER 2025 RESULTS

●	Sold approximately $858 million principal balance of commercial real estate (“CRE”) loans held for sale in two transactions at a combined average sale price of 94.0%, reducing our CRE concentration to approximately 365% of regulatory capital for the current quarter(c).
●	Proceeds from the loan sale transactions were used to reduce approximately $865 million in high-cost deposits.
●	Net loss of $7.7 million for the quarter or loss per share of ($0.09) (basic and diluted). Total revenue impact from the two loan transactions to after-tax net income was ($8.7) million. Total impact to ROAA was -28 basis points.
●	Net interest margin increased for the sixth-consecutive quarter to 1.68% and cost of deposits decreased to 2.95% compared to 3.04% in the prior quarter.
●	ACL increased to 0.50% of total loans held for investment and net charge-offs of only $0.1 million in the quarter.

2Q25 Key Financial Data	Highlights

Profitability Metrics	2Q25	1Q25	2Q24
Return on average assets (%)	(0.25)	0.22	0.09
Adjusted return on average assets (%)(a)	(0.24)	0.23	0.10
Return on average common equity (%)	(3.2)	2.9	1.3
Return on average tangible common equity (%)(a)	(3.1)	3.0	1.5
Net interest margin (%)	1.68	1.67	1.36
Efficiency ratio (%)(a)	116.0	86.0	96.1

Income Statement (b)	2Q25	1Q25	2Q24
Net interest income	$ 50,082	$ 51,799	$ 43,829
Noninterest income	$ 1,338	$ 19,602	$ 13,658
Net (loss) income attributable to common shareholders	($ 7,690)	$ 6,896	$ 3,085
Adjusted net (loss) income attributable to common shareholders(a)	($ 7,475)	$ 7,121	$ 3,341
(Loss) earnings per share	($ 0.09)	$ 0.08	$ 0.05
Adjusted (loss) earnings per share (basic) (a)	($ 0.09)	$ 0.09	$ 0.06
Adjusted (loss) earnings per share (diluted) (a)	($ 0.09)	$ 0.09	$ 0.06

Balance Sheet (b)	2Q25	1Q25	2Q24
Total loans	$ 8,025,050	$ 8,996,786	$ 10,087,268
Total deposits	$ 8,593,693	$ 9,561,645	$ 10,756,344
Loan to deposit ratio	93.4%	94.1%	93.8%
Net charge-off ratio	0.003%	0.01%	0.01%
Book value per common share	$ 12.75	$ 12.87	$ 16.50
Tangible book value per common share(a)	$ 11.65	$ 11.77	$ 16.43
Tangible book value per common share (adjusted) (a)	$ 9.34	$ 9.42	N/A
Total risk-based capital ratio	14.70%	14.04%	12.60%

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Meaningfully reduced our CRE concentration to 365%(c), allowing for a significant reduction in high-cost deposits.
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Continued strong credit performance with net charge-offs of only $0.1 million in the quarter.
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Loan to deposit ratio of 93.4% as of June 30, 2025.
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Cost of deposits decreased 9 basis points from the prior quarter, and 54 basis points from the year-ago quarter, to 2.95%.
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Maintained strong liquidity and capital positions:
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Total liquidity of $3.5 billion as of June 30, 2025.
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Liquidity to uninsured and uncollateralized deposits ratio of 2.70x
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Total risk-based capital ratio of 14.70% for the quarter, up from 14.04% in the prior quarter and 12.60% in the year-ago quarter.(c)
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Net interest margin of 1.68% for the quarter compared to 1.67% for the prior quarter and 1.36% for the year-ago quarter.
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Nonperforming assets to total assets of 0.35% for the quarter, compared to 0.36% for the prior quarter and 0.18% for the year-ago quarter.
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Recorded $2.4 million in provision for loan losses (net of charge-offs of $0.1 million) increasing the ratio of allowance for credit losses to total loans held for investment to 0.50%, an increase of 21 basis points from the year-ago-quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios (c) Capital ratios for 6/30/25 are preliminary

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $7.7 million, or ($0.09) per share (basic and diluted) for the second quarter of 2025.  The Company sold approximately $858 million principal balance of CRE loans held for sale in two transactions at a combined average sale price of 94.0%.  Total revenue impact from the transactions to pretax and after-tax net income was ($12.1) million and ($8.7 million), respectively.  The loan sales are part of the Company’s continued strategy to reduce its exposure to low-coupon fixed rate loans and concentration in CRE loans and high-cost deposits.

Thomas C. Shafer CEO

"First Foundation continues to execute on our strategy. Additionally, we are on track to completely exit our held-for-sale commercial real estate portfolio by the end of 2025,” said Thomas C. Shafer, Chief Executive Officer of First Foundation Inc. “Our CRE concentration has improved materially from its high of over 600% and we have exited a meaningful portion of our high-cost deposits.  This was a significant quarter in our continued progress, and we are confident the actions we have taken will lead to important improvements in our financial performance going forward. I remain excited for First Foundation’s future, and I am very appreciative of the team for their focus and execution on a host of critical initiatives.”

Jamie Britton CFO

“The second quarter was one of significant progress, as we achieved reductions in both our held-for-sale portfolio and our high-cost deposit concentrations.  Underlying core margin, fee and expense trends were all stable or improved,” conveyed Jamie Britton, Chief Financial Officer of First Foundation Inc. “The actions taken in the second quarter only had a partial benefit to NIM, but with the benefits we expect going forward we remain confident net interest margin will improve and reach a range of 1.80-1.90% by the fourth quarter of 2025.  Coupled with the Bank’s strong asset quality, capital ratios and liquidity levels, this improved financial performance will position our firm for continued success in the years ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

First Foundation Inc. (NYSE: FFWM) July 31, 2025

2Q25 Highlights
Financial Results:
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Total revenue of $51.4 million for the quarter, compared to $71.4 million in the prior quarter, and $57.5 million in the year-ago quarter.  The current quarter’s revenue was impacted by the sale of $858 million principal balance of CRE loans held for sale as part of the company’s previously announced strategic plan to reduce its exposure to low-coupon fixed-rate loans and concentration in CRE loans, which lowered total revenue by $12.1 million.  The $12.1 million impact to total revenue includes a $10.4 million loss on the sale of loans, primarily due to the pricing received being at a discount when compared to the previous quarter’s market valuation and $1.7 million in other one-time loan sale components, including $1.2 million in foregone interest income and a $0.6 million impact from the partial unwinding of the derivative hedge associated with the loans held for sale portfolio, offset by $0.1 million in servicing income.
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Net interest income of $50.1 million for the quarter, compared to $51.8 million in the prior quarter, and $43.8 million in the year-ago quarter.  Net interest income was impacted by the aforementioned $1.2 million in foregone interest income resulting from the quarter’s CRE loan sale transactions.
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Net interest margin (“NIM”) improved to 1.68 % for the quarter, up from 1.67% in the prior quarter and 1.36% in the year-ago quarter.  The quarter’s loan transactions are expected to allow for continued expansion.
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Noninterest expense to average total assets (annualized) of 1.96% for the quarter, unchanged from the prior quarter and compared to 1.69% for the year-ago quarter.  Noninterest expense totaled $59.9 million for the quarter, compared to $61.7 million in the prior quarter, and $55.6 million in the year-ago quarter.
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Customer service costs decreased to $13.0 million during the quarter compared to $15.1 million in the prior quarter, and $16.1 million in the year-ago quarter.  A meaningful portion of the deposits ($0.5 billion) associated with these costs were exited in June in conjunction with the final loan sale transaction.
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Recorded $0.3 million loss on capital market activities.  Capital market activities consist of $2.1 million in gains on the valuation of our loans held for sale portfolio, net of associated realized and unrealized derivative losses of $2.4 million.
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The allowance for credit losses on loans held for investment totaled $37.6 million as of June 30, 2025, compared to $35.2 million at prior quarter-end.  The ratio of allowance for credit losses to total loans held for investment was 0.50% as of June 30, 2025, compared to 0.46% at prior quarter-end.  During the quarter, $2.4 million in provision for loan losses was recorded (net of net charge-offs of $0.1 million) primarily reflecting higher reserves due to increased model-calculated loss factors.
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Nonperforming assets (“NPAs”) to total assets were 0.35%, compared to 0.36% in the prior quarter.
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Cash and cash equivalents totaled $1.1 billion, representing 9.1% of total assets at June 30, 2025, compared to $1.0 billion or 8.1% of total assets at March 31, 2025.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $1.9 billion.  An additional $240 million is available in uncommitted federal funds credit lines.
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Tangible book value per common share as converted (non-GAAP measure) was $9.34 as of June 30, 2025, compared to $9.42 as of March 31, 2025.
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Total tangible common equity of $960 million and tangible book value per common share of $11.65 (non-GAAP measures) as of June 30, 2025, compared to $970 million and $11.77 per common share, respectively as of March 31, 2025.
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$53.9 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $57.5 million in the prior quarter.
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Deposits totaled $8.6 billion as of June 30, 2025, compared to $9.6 billion as of March 31, 2025.  Core and wholesale deposits totaled $6.7 billion and $1.9 billion respectively as of June 30, 2025, compared to $7.5 billion and $2.1 billion respectively as of March 31, 2025.  Cost of deposits totaled 2.95% for the quarter compared to 3.04% for the prior quarter.
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Loan to deposit ratio totaled 93.4% at June 30, 2025, compared to 94.1% for the prior quarter.

Other Activity:
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Loan fundings totaled $256 million at an average yield of 7.18% for the current quarter compared to $180 million at an average yield of 7.09% in the prior quarter.
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Average assets totaled $12.2 billion for the current quarter, compared to $12.6 billion for the prior quarter, largely a result of the $858 million in loan sales.
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Assets under management (“AUM”) at FFA ended the quarter at $5.3 billion, compared to $5.1 billion at the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, relatively unchanged from the prior quarter.

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2024’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked #55 on the national list and marks the third consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $8.0 billion as of June 30, 2025, compared to $9.0 billion and $10.1 billion as March 31, 2025, and June 30, 2024, respectively.  Loan balances consisted of $7.5 billion in loans held for investment and $0.5 billion in loans held for sale at June 30, 2025 compared to $7.7 billion in loans held for investment and $1.3 billion in loans held for sale at March 31, 2025.

Loan fundings totaled $256 million, offset by loan payments and payoffs of $408 million, in the quarter.  This compares to loan fundings totaling $180 million, offset by loan payments and payoffs of $431 million, in the prior quarter and loan fundings totaling $516 million, offset by loan payments and payoffs of $515 million in the year-ago quarter.  Commercial and industrial (“C&I”) loans accounted for 80% of total fundings for the quarter.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

Loan sales totaled $858 million in the quarter, consisting of multifamily loans with a weighted average interest rate of 3.92%.  The loan sales resulted in a $10.4 million loss on sale of loans, primarily due to the weighted average pricing received being at a discount when compared to the previous quarter’s market valuation.  In addition, $1.7 million of other one-time loan sale components (for a total impact of $12.1 million) had a negative impact on revenue including $1.2 million in foregone interest income and a $0.6 million impact from the partial unwinding of the derivative hedge associated with the loans held for sale portfolio offset by $0.1 million in servicing income.  As of June 30, 2025, the Company has sold $1.3 billion of the $1.9 billion in CRE loans which it reclassified in August 2024 to loans held for sale from loans held for investment.  The fair value adjustment of the remaining $0.5 billion in loans held for sale at June 30, 2025 was 94.6%, compared to 94.5% at March 31, 2025.

Loan portfolio average yield was 4.65% in the quarter, a decrease of 4 basis points compared to 4.69% in the prior quarter, and a decrease of 12 basis points compared to 4.77% in the year-ago quarter.  Average yields on new loan fundings were 7.18% in the quarter, compared to 7.09% in the prior quarter and 8.19% for the year-ago quarter.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

Investment Securities

Investment securities were $2.1 billion as of June 30, 2025, compared to $2.2 billion and $1.9 billion as March 31, 2025, and June 30, 2024, respectively.  During the quarter, there were no purchases or sales of investment securities, and principal paydowns totaled $75 million.

The allowance for credit losses for investments was $0.7 million as of June 30, 2025, compared to $4.0 million from the prior quarter.  The decrease was due to the release of $3.4 million of the reserve for an interest-only strip security which was written down to its fair value on the balance sheet.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $11.8 million as of June 30, 2025, compared to $10.2 million as of March 31, 2025.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $42.1 million as of June 30, 2025, compared to $47.3 million as of March 31, 2025.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $53.9 million, or 2.52% of the combined portfolios as of June 30, 2025, compared to $57.5 million or 2.60% of the combined portfolios as of March 31, 2025.  The decrease in unrealized and unrecognized losses (tax-effected) was largely driven by the decrease in treasury rates during the quarter.

Investment securities portfolio average yield was 4.34% in the quarter, compared to 4.30% in the prior quarter and 4.00% in the year-ago quarter.

Deposits and Borrowings

Deposits were $8.6 billion as of June 30, 2025, compared to $9.6 billion as of March 31, 2025, and $10.8 billion as of June 30, 2024.  The change in deposits from the prior quarter was largely due to a $975 million decrease in higher-cost specialty deposits, including a $784 million decline in specialty deposits and a $191 million decrease in brokered deposits.  The most significant portion of the $784 million reduction in specialty deposits was a $540 million drop in MSR deposits, which drove the reduction in our customer service costs when compared to the prior quarter.  Since the specialty deposit decreases occurred late in the second quarter, the full benefit of lower customer service costs will not be realized until the third quarter.  Despite a declining deposit cost of 16 basis points for the quarter, digital banking deposits surpassed $1.0 billion for the first time since the channel’s launch and represented 12% of total deposits as of June 30, 2025.

Noninterest-bearing deposits accounted for 17% of total deposits, down from 21% in the prior quarter and 20% in the year-ago quarter.  The decrease in the percentage of noninterest-bearing deposits from the prior and year-ago quarters is reflective of the aforementioned decrease in specialty deposits.  Core deposits accounted for 70% of total deposits as of June 30, 2025, unchanged from the prior quarter and up from 62% from the year-ago quarter.  Brokered deposits accounted for 30% of total deposits as of June 30, 2025, unchanged from the prior quarter and down from 38% from the year-ago quarter.

Cost of deposits was 2.95% for the quarter, compared to 3.04% for the prior quarter and 3.49% for the year-ago quarter.

Insured and collateralized deposits accounted for approximately 85% of total deposits as of June 30, 2025, compared to 83% from the prior quarter.

Our loan to deposit ratio measured 93.4% as of June 30, 2025, compared to 94.1% and 93.8% as of March 31, 2025, and June 30, 2024, respectively.

Borrowings were $1.7 billion as of June 30, 2025, relatively unchanged from March 31, 2025 and June 30, 2024.  Average borrowings outstanding were $1.7 billion or 14.2% of average assets for the quarter, compared to $1.5

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

billion or 11.8% of average assets for the prior quarter and $1.4 billion or 10.4% for the year-ago quarter.  The weighted average rate paid on borrowings was 4.16% for the quarter, compared to 4.08% for the prior quarter and 4.12% for the year-ago quarter.

As of June 30, 2025, our total unused borrowing capacity was $2.1 billion, which consists of $1.9 billion in available lines of credit with the FHLB and the Federal Reserve Bank’s discount window as well as an additional $240 million in available lines of credit with other correspondent banks.

Private Wealth Management and Trust Assets

Our AUM balance was $5.3 billion as of June 30, 2025, compared to $5.1 billion as of March 31, 2025, and $5.5 billion as of June 30, 2024.  Activity within the AUM balance during the quarter consisted of the following:  $83 million of new accounts; $184 million of net withdrawals; and $335 million of performance gains.  AUA at FFB’s Trust Department was $1.2 billion as of June 30, 2025, relatively unchanged from the prior quarter and compared to $1.1 billion from the year-ago quarter.

Net Interest Income and Net Interest Margin

Net interest income was $50.1 million for the quarter, compared to $51.8 million for the prior quarter and $43.8 million for the year-ago quarter.  Interest income totaled $137.1 million for the quarter, compared to $141.7 million for the prior quarter and $150.9 million for the year-ago quarter.  The decrease in interest income compared to the prior quarter was due to a decrease in average interest-earning asset balances and a decrease in the average rates earned on such balances.  Average interest-earning asset balances totaled $11.9 billion for the quarter, compared to $12.3 billion for the prior quarter and $12.8 billion for the year-ago quarter.  Yields on interest-earning assets averaged 4.61% for the quarter, compared to 4.63% for the prior quarter and 4.71% for the year-ago quarter.

Interest expense was $87.0 million for the quarter, compared to $90.0 million for the prior quarter and $107.1 million for the year-ago quarter.  The decrease in interest expense compared to the prior quarter was due primarily to a decrease in average interest-bearing liability balances, as well as a decrease in rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.2 billion for the quarter, compared to $9.4 billion from the prior quarter and $10.1 billion for the year-ago quarter.  Rates on interest-bearing liability balances averaged 3.79% for the quarter, compared to 3.88% for the prior quarter and 4.27% for the year-ago quarter.  Rates on interest-bearing deposits averaged 3.70% for the quarter, compared to 3.84% for the prior quarter and 4.30% for the year-ago quarter.  Rates on borrowings averaged 4.16% for the quarter, compared to 4.08% for the prior quarter and 4.12% for the year-ago quarter.

The 0.09% decrease in average rate paid on interest-bearing liability balances, offset by a decrease of 0.02% in the yield earned on interest-earning assets contributed to an overall increase in net interest margin (“NIM”) for the quarter.  NIM was 1.68% for the quarter, compared to 1.67% for the prior quarter and 1.36% for the year-ago quarter.

Noninterest Income

Noninterest income totaled $1.3 million for the quarter, compared to $19.6 million in the prior quarter and $13.7 million in the year-ago quarter.  As part of its previously announced strategic plan to reduce its commercial real estate concentration and lower-yielding multifamily loans, the Company sold $858 million in multifamily loans held for sale during the quarter, which resulted in a $10.4 million loss on sale of loans held for sale being recorded.

Capital markets activity consisting of unrealized gains on the valuation of our loans held for sale portfolio, net of corresponding derivative losses generated a loss of $0.3 million for the quarter, compared to income of $2.8 million

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

in the prior quarter.  The fair value of the loans held for sale portfolio at June 30, 2025 was 94.6%, compared to 94.5% at March 31, 2025, and 93.8% at the time of transfer in August 2024.  During the quarter, the Bank partially terminated $625 million notional amount of the original $1.0 billion notional interest rate swap agreement which was entered into in the first quarter of 2025 to hedge the interest rate risk to earnings associated with the fair value changes in the valuation allowance established for the loans held for sale portfolio.  This partial termination resulted in $7.1 million in realized derivative losses, offset by $4.7 million in unrealized gains on the remaining $375 million notional balance of the interest rate swap agreement and combined with the $2.1 million in market valuation gains on the remaining loans held for sale portfolio, this resulted in a net $0.3 million capital markets activity loss.

Asset management, consulting and other fees totaled $8.6 million for the quarter, compared to $8.9 million for the prior quarter and $9.2 million for the year-ago quarter.  Deposit charges and service fees, loan and servicing fees, and other noninterest income totaled $3.4 million for the quarter, compared to $3.2 million for the prior quarter and $2.2 million for the year-ago quarter.

Noninterest Expense

Noninterest expense was $59.9 million in the quarter, compared to $61.7 million in the prior quarter and $55.6 million in the year-ago quarter.  Noninterest expense to average total assets was 1.96% in the quarter, unchanged from the prior quarter and compared to 1.69% in the year-ago quarter.

Compensation and benefits expense totaled $22.9 million for the quarter, compared to $25.1 million for the prior quarter and $19.1 million for the year-ago quarter.  Headcount averaged 564 FTEs for the quarter, compared to 562 for the prior quarter and 554 for the year-ago quarter.  Occupancy and depreciation expense totaled $8.3 million for the quarter, compared to $8.4 million for the prior quarter and $9.0 million for the year-ago quarter.  Professional services and marketing costs increased $1.3 million to $7.2 million for the quarter, compared to $5.9 million for the prior quarter and $3.7 million for the year-ago quarter.  The $1.3 million increase was due largely to an increase in consulting expense related to internal strategic initiatives.

Customer service costs totaled $13.0 million for the quarter, compared to $15.1 million in the prior quarter, and $16.1 million in the year-ago quarter.  The decrease in customer service costs from the prior quarter was due primarily to a decrease in the average rates paid on depository accounts receiving earnings credit as well as a decrease in average balances of such accounts compared to the prior quarter.  The decrease in average rates paid parallels the Company’s overall decrease in its cost of deposits.  The decrease in average balances of depository accounts receiving earnings credit was due to the overall decrease in higher-cost specialty deposits noted above.

Our efficiency ratio (non-GAAP) for the quarter was 116%, compared to 86% for the prior quarter, and 96.1% for the year-ago quarter.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.  The quarter’s ratio was impacted by the $10.4 million loss on the sale of loans held for sale and the $1.7 million of other loan-related costs, which reduced the denominator component of the calculation.  Gains and losses on the sale of loans is not considered an adjustment for purposes of calculating the efficiency ratio as the Company has routinely completed loan sale transactions since its August 2024 reclassification of $1.9 billion in CRE loans from loans held for investment to loans held for sale.

Income Tax Expense

We recorded income tax benefit of $3.2 million in the quarter, compared to a tax benefit of $0.6 million in the prior quarter and $0.4 million in the year-ago quarter.  Our effective tax rate was 29.3% for the quarter, compared to  (10.1%) for the prior quarter and (15.8%) for the year-ago quarter.  The effective tax rate for the quarter was

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

predominately driven by the pretax loss and the net tax benefits from low- income housing tax credit investments and from tax exempt interest income.

Asset Quality

Total nonperforming assets were $40.8 million as of June 30, 2025, compared to $44.9 million and $25.1 million as of March 31, 2025, and June 30, 2024, respectively.  Our ratio of nonperforming assets to total assets was 0.35% as of June 30, 2025, compared to 0.36% and 0.18% as of March 31, 2025, and June 30, 2024, respectively.  Total delinquent and nonaccrual loans were $49.8 million or 0.66% of total loans held for investment as of June 30, 2025, compared to $54.8 million or 0.71% of total loans held for investment as of March 31, 2025, and $33.2 million or 0.33% of total loans held for investment as of June 30, 2024.

Our allowance for credit losses for loans was $37.6 million, or 0.50% of total loans held for investment as of June 30, 2025, compared to $35.2 million, or 0.46% of total loans held for investment as of the prior quarter, and $29.3 million, or 0.29% of total loans held for investment as of the year-ago quarter.  Net charge-offs were $0.1 million or 0.003% (annualized) of average loan balances for the quarter, compared to $0.2 million or 0.01% (annualized) for the prior quarter, and net charge-offs of $0.2 million or 0.01% (annualized) of average loan balances for the year-ago quarter.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 74.9% as June 30, 2025, compared to 64.2% and 88.1% as of the prior and year-ago quarters, respectively.

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	June 30,	March 31,	June 30,
First Foundation Inc.	2025	2025	2024
Common equity tier 1 risk-based capital ratio	11.08%	10.63%	10.30%
Tier 1 leverage ratio	8.29%	8.12%	7.08%
Tier 1 risk-based capital ratio	12.13%	11.63%	10.30%
Total risk-based capital ratio	14.70%	14.04%	12.60%

First Foundation Bank
Common equity tier 1 risk-based capital ratio	13.91%	13.29%	11.97%
Tier 1 leverage ratio	9.49%	9.28%	8.22%
Tier 1 risk-based capital ratio	13.91%	13.29%	11.97%
Total risk-based capital ratio	14.41%	13.74%	12.36%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 risk-based capital ratio of 6.5%; a tier 1 leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The June 30, 2025 ratios are preliminary and subject to change until the filings of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for June 30, 2025 are completed.

Shareholders' equity totaled $1,050.6 million as of June 30, 2025, compared to $1,060.6 million and $933.2 million as of March 31, 2025, and June 30, 2024, respectively.  The change from the prior quarter consists primarily of the net loss of $7.7 million for the quarter, and an increase in the net loss in accumulated other comprehensive income (“AOCI”) of $4.1 million for the quarter.  The increase in the net loss in AOCI was due to a $2.2 million loss associated with the cash flow hedge and a $1.9 million increase in unrealized holding losses on the securities portfolio.  At June 30, 2025, there were no declared dividends outstanding with respect to preferred or common stock. Our tangible book value per common share (non-GAAP measure) was $11.65 as of June 30, 2025, compared to $11.77

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

as of March 31, 2025, and $16.43 as of June 30, 2024.  Our tangible book value per common share as converted (non-GAAP measure) was $9.34 as of June 30, 2025, compared to $9.42 as of March 31, 2025.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Thursday July 31, 2025 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” at https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (800) 715-9871 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay at https://investor.ff-inc.com/events-calendar.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; recent turnover in our Board of Directors and our executive management team; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; the risk that we may not be able to fully utilize our deferred tax asset, and could be required to establish a full or partial valuation allowance, which would result in a charge to operating income; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; the impacts of tariffs and trade policies of the U.S. and its global trading partners and uncertainty regarding the same; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to resume the payment of dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$1,055,614	$1,013,855	$1,421,486

Securities available-for-sale ("AFS")	1,469,773	1,521,980	1,113,143
Securities held-to-maturity ("HTM")	663,807	691,931	755,033
Allowance for credit losses - investments	(651)	(4,027)	(7,342)
Total securities, net	2,132,929	2,209,884	1,860,834

Loans held for sale ("LHFS")	476,727	1,312,206	-

Loans held for investment	7,548,323	7,684,580	10,087,268
Less: Allowance for credit losses	(37,560)	(35,200)	(29,295)
Total loans held for investment, net	7,510,763	7,649,380	10,057,973

Investment in Federal Home Loan Bank ("FHLB") stock	50,077	44,619	37,810
Accrued interest receivable	50,538	51,132	58,325
Deferred taxes	87,006	80,000	36,493
Premises and equipment, net	35,890	36,647	37,035
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	50,686	50,336	49,309
Core deposit intangibles	2,947	3,245	4,222
Derivative assets	-	205	6,267
Other assets	128,975	130,678	138,459
Total Assets	$11,588,362	$12,588,397	$13,714,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$8,593,693	$9,561,645	$10,756,344
Borrowings	1,669,315	1,674,314	1,716,552
Subordinated debt	173,490	173,475	173,428
Derivative liabilities	8,689	10,453	-
Accounts payable and other liabilities	92,549	107,899	134,855
Total Liabilities	10,537,736	11,527,786	12,781,179

Shareholders’ Equity:
Preferred stock	87,649	87,649	-
Common stock	82	82	57
Additional paid-in-capital	852,982	851,146	721,814
Retained earnings	124,244	131,935	221,321
Accumulated other comprehensive loss	(14,331)	(10,201)	(9,948)
Total Shareholders’ Equity	1,050,626	1,060,611	933,244
Total Liabilities and Shareholders’ Equity	$11,588,362	$12,588,397	$13,714,423

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and	June 30,	March 31,	June 30,	June 30,
per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$100,166	$106,500	$120,244	$206,666	$238,688
Securities	23,646	21,095	17,975	44,741	37,749
Cash, FHLB Stock, and Fed Funds	13,313	14,147	12,695	27,460	24,930
Total interest income	137,125	141,742	150,914	278,867	301,367

Interest expense:
Deposits	67,318	73,319	91,388	140,637	185,880
Borrowings	18,020	14,934	13,992	32,954	29,862
Subordinated debt	1,705	1,690	1,705	3,395	3,410
Total interest expense	87,043	89,943	107,085	176,986	219,152

Net interest income	50,082	51,799	43,829	101,881	82,215

Provision (reversal) for credit losses	2,366	3,417	(806)	5,783	(229)

Net interest income after provision for credit losses	47,716	48,382	44,635	96,098	82,444

Noninterest income:
Asset management, consulting and other fees	8,601	8,919	9,183	17,520	17,797
Gain (loss) on sale of loans	(10,405)	-	415	(10,405)	678
Gain on sale of securities available-for-sale	-	4,702	983	4,702	1,204
Capital market activities	(289)	2,831	836	2,542	1,673
Gain on sale of REO	-	-	-	-	679
Other income	3,431	3,150	2,241	6,581	4,310
Total noninterest income	1,338	19,602	13,658	20,940	26,341

Noninterest expense:
Compensation and benefits	22,890	25,108	19,095	47,998	38,502
Occupancy and depreciation	8,333	8,445	9,026	16,778	18,113
Professional services and marketing costs	7,238	5,907	3,667	13,145	7,057
Customer service costs	12,983	15,051	16,104	28,034	26,842
Other expenses	8,480	7,210	7,737	15,690	15,724
Total noninterest expense	59,924	61,721	55,629	121,645	106,238

(Loss) income before income taxes	(10,870)	6,263	2,664	(4,607)	2,547
Income tax (benefit) expense	(3,180)	(633)	(421)	(3,813)	(1,331)
Net (loss) income	$(7,690)	$6,896	$3,085	$(794)	$3,878

Net (loss) income per share:
Basic	$(0.09)	$0.08	$0.05	$(0.01)	$0.07
Diluted	$(0.09)	$0.08	$0.05	$(0.01)	$0.07
Shares used in computation:
Basic	82,386,071	82,373,616	56,523,640	82,379,878	56,504,148
Diluted	82,386,071	83,484,754	56,532,465	82,379,878	56,515,844

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Six Months Ended
(in thousands, except share and per share amounts	June 30,	March 31,	June 30,	June 30,
and percentages)	2025	2025	2024	2025	2024
Selected Financial Data:
Return on average assets	(0.25)%	0.22%	0.09%	(0.01)%	0.06%
Return on average common equity	(3.2)%	2.9%	1.3%	(0.2)%	0.8%
Return on average tangible common equity (1)	(3.1)%	3.0%	1.5%	(0.1)%	1.0%
Efficiency ratio (2)	116.0%	86.0%	96.1%	98.5%	97.2%
Net interest margin	1.68%	1.67%	1.36%	1.67%	1.26%
Cost of deposits	2.95%	3.04%	3.49%	3.00%	3.56%
Loan to deposit ratio	93.4%	94.1%	93.8%	93.4%	93.8%
Noninterest expense to average total assets	1.96%	1.96%	1.69%	1.96%	1.61%
Loan fundings	$256,192	$179,614	$515,741	$435,806	$817,474
Assets under management	$5,292,995	$5,059,004	$5,488,719	$5,292,995	$5,488,719
Average shareholders' equity to average total assets	8.55%	8.38%	7.05%	8.46%	7.00%
Tangible common equity to tangible assets ratio(1)	8.29%	7.71%	6.78%	8.29%	6.78%
Book value per common share	$12.75	$12.87	$16.50	$12.75	$16.50
Tangible book value per common share (1)	$11.65	$11.77	$16.43	$11.65	$16.43

Asset Quality:
Nonperforming assets
Nonaccrual loans	$34,627	$38,728	$18,919	$34,627	$18,919
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming assets	$40,837	$44,938	$25,129	$40,837	$25,129

Loans 30 - 89 days past due	$14,843	$16,029	$14,330	$14,843	$14,330
Accruing loans 90 days or more past due	$355	$86	$—	$355	$—

Nonperforming assets to total assets	0.35%	0.36%	0.18%	0.35%	0.18%
Loans 30 - 89 days past due to total loans held for investment	0.20%	0.21%	0.14%	0.20%	0.14%
Allowance for credit losses to loans held for investment	0.50%	0.46%	0.29%	0.50%	0.29%
Allowance for credit losses to past due and nonaccrual loans	75.4%	64.2%	88.1%	75.4%	88.1%
Net charge-offs (recoveries) to average loans - annualized	0.003%	0.01%	0.01%	0.01%	0.07%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2025	2025	2024	2025	2024
Banking:
Interest income	$137,125	$141,742	$150,914	$278,867	$301,367
Interest expense	85,338	88,253	105,380	173,591	215,742
Net interest income	51,787	53,489	45,534	105,276	85,625
Provision (reversal) for credit losses	2,366	3,417	(806)	5,783	(229)
Noninterest income	(5,384)	12,410	6,241	7,026	11,924
Noninterest expense	51,790	55,126	49,301	106,916	93,841
(Loss) income before income taxes	(7,753)	7,356	3,280	(397)	3,937
Income tax (benefit) expense	(2,336)	(373)	(255)	(2,709)	(966)
Net (loss) income	$(5,417)	$7,729	$3,535	$2,312	$4,903

Wealth Management:
Noninterest income	$7,077	$7,549	$7,790	$14,626	$15,139
Noninterest expense	6,706	7,455	5,684	14,161	11,360
Income before income taxes	371	94	2,106	465	3,779
Income tax expense	107	39	594	146	1,081
Net income	$264	$55	$1,512	$319	$2,698

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,705	1,690	1,705	3,395	3,410
Net interest expense	(1,705)	(1,690)	(1,705)	(3,395)	(3,410)
Noninterest income	(355)	(357)	(373)	(712)	(722)
Noninterest expense	1,428	(860)	644	568	1,037
(Loss) income before income taxes	(3,488)	(1,187)	(2,722)	(4,675)	(5,169)
Income tax (benefit) expense	(951)	(299)	(760)	(1,250)	(1,446)
Net (loss) income	$(2,537)	$(888)	$(1,962)	$(3,425)	$(3,723)

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2025	2025	2024	2024	2024
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,288,093	$3,301,295	$3,341,823	$3,322,471	$5,227,261
Single Family	822,508	843,637	873,491	889,616	917,656
Subtotal	4,110,601	4,144,932	4,215,314	4,212,087	6,144,917
Commercial properties	818,738	852,006	904,167	952,700	973,116
Land and construction	43,361	44,741	69,246	80,307	85,260
Total real estate loans	4,972,700	5,041,679	5,188,727	5,245,094	7,203,293
Commercial and industrial loans	2,568,621	2,636,368	2,746,351	2,837,830	2,866,024
Consumer loans	1,544	1,368	1,137	832	2,097
Total loans	7,542,865	7,679,415	7,936,215	8,083,756	10,071,414
Premiums, discounts and deferred fees and expenses	5,458	5,165	5,178	5,107	15,854
Total	$7,548,323	$7,684,580	$7,941,393	$8,088,863	$10,087,268

Loans held for sale	$503,959	$1,389,593	$1,376,491	$1,905,912	$—

Deposits:
Demand deposits:
Noninterest-bearing	$1,467,203	$2,037,299	$1,956,628	$2,136,442	$2,109,830
Interest-bearing	1,672,287	1,900,022	1,995,397	1,999,229	2,226,766
Money market and savings	3,604,909	3,612,753	3,524,801	3,543,668	3,656,369
Certificates of deposit	1,849,294	2,011,571	2,393,453	2,625,265	2,763,379
Total	$8,593,693	$9,561,645	$9,870,279	$10,304,604	$10,756,344

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$46,996	$31,842	$75,528	$78,838	$87,657
Single family	2,275	3,573	3,104	5,848	7,691
Subtotal	49,271	35,415	78,632	84,686	95,348
Commercial properties:
Non-owner occupied CRE	-	444	248	444	249
Owner-occupied CRE	1	-	62	1	665
Subtotal	1	444	310	445	914
Land and construction	856	3,544	8,534	4,400	19,572
Total real estate loans	50,128	39,403	87,476	89,531	115,834
Commercial and industrial loans	204,913	139,756	427,340	344,669	700,703
Consumer loans	1,151	455	925	1,606	937
Total	$256,192	$179,614	$515,741	$435,806	$817,474

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.24%	6.35%	6.37%	6.29%	6.42%
Single family	7.99%	6.58%	8.74%	7.13%	8.51%
Subtotal	6.32%	6.38%	6.46%	6.35%	6.59%
Commercial properties:
Non-owner occupied CRE	0.00%	5.00%	5.27%	5.00%	5.26%
Owner-occupied CRE	4.63%	0.00%	8.75%	4.63%	8.66%
Subtotal	4.63%	5.00%	5.97%	5.00%	7.74%
Land and construction	8.71%	8.73%	8.81%	8.73%	8.40%
Total real estate loans	6.37%	6.57%	6.69%	6.46%	6.91%
Commercial and industrial loans	7.38%	7.23%	8.50%	7.32%	8.49%
Consumer loans	7.45%	7.50%	8.92%	7.46%	8.83%
Total	7.18%	7.09%	8.19%	7.14%	8.26%

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average Balances:
Cash, FHLB stock, and fed funds	$1,101,976	$1,217,346	$949,911	$1,159,343	$953,983
Securities AFS	1,507,718	1,263,846	1,032,930	1,386,455	1,100,559
Securities HTM	673,390	698,885	765,208	686,067	772,363
Loans, including LHFS	8,632,593	9,129,297	10,100,556	8,879,573	10,098,491
Total interest-earnings assets	11,915,677	12,309,374	12,848,605	12,111,438	12,925,396
Deposits: interest-bearing	7,307,404	7,749,024	8,551,031	7,526,995	8,719,727
Deposits: noninterest-bearing	1,850,748	2,026,853	1,986,557	1,938,314	1,791,071
Borrowings	1,739,483	1,482,666	1,365,629	1,611,784	1,465,730
Subordinated debt	173,480	173,465	173,418	173,472	173,410
Total interest-bearing liabilities	9,220,367	9,405,155	10,090,078	9,312,251	10,358,867

Average Yield / Rate:
Cash, FHLB stock, and fed funds	4.85%	4.71%	5.38%	4.78%	5.26%
Securities AFS	5.20%	5.30%	5.28%	5.24%	5.27%
Securities HTM	2.41%	2.49%	2.27%	2.45%	2.27%
Loans, including LHFS	4.65%	4.69%	4.77%	4.67%	4.74%
Total interest-earnings assets	4.61%	4.63%	4.71%	4.62%	4.67%
Deposits (interest-bearing only)	3.70%	3.84%	4.30%	3.77%	4.29%
Deposits (noninterest and interest-bearing)	2.95%	3.04%	3.49%	3.00%	3.56%
Borrowings	4.16%	4.08%	4.12%	4.12%	4.10%
Subordinated debt	3.94%	3.95%	3.95%	3.95%	3.95%
Total interest-bearing liabilities	3.79%	3.88%	4.27%	3.83%	4.25%

Net Interest Rate Spread	0.82%	0.75%	0.44%	0.79%	0.42%

Net Interest Margin	1.68%	1.67%	1.36%	1.67%	1.26%

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income (loss) attributable to common shareholders, adjusted earnings (loss) per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average intangible assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net income (loss) attributable to common shareholders divided by average total assets.  Adjusted net income (loss) attributable to common shareholders includes various adjustments to net income (loss), and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss)  to the non-GAAP measure of adjusted net income (loss) attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average shareholders' equity	$1,047,438	$1,054,998	$926,108	$1,051,197	$924,009
Less: Average preferred stock	87,649	87,649	—	87,649	—
Average common equity	959,789	967,349	926,108	963,548	924,009
Less: Average intangible assets	3,043	3,349	4,337	3,196	4,519
Average tangible common equity	$956,746	$964,000	$921,771	$960,352	$919,490

Average assets	$12,248,600	$12,595,392	$13,137,022	$12,421,038	$13,209,195

Net (loss) income	$(7,690)	$6,896	$3,085	$(794)	$3,878
Adjustments:
Plus: Amortization of intangible assets expense	299	312	356	611	726
Total Adjustments	299	312	356	611	726
Less: Tax impact of adjustments above	(84)	(87)	(100)	(171)	(203)
Total after-tax adjustments to net income	215	225	256	440	523
Adjusted net (loss) income attributable to common shareholders(5)	$(7,475)	$7,121	$3,341	$(354)	$4,401

Tax rate utilized for calculating tax effect on adjustments to net (loss) income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	(3.2)%	2.9%	1.3%	(0.2)%	0.8%
Return on average tangible common equity(2) (5)	(3.1)%	3.0%	1.5%	(0.1)%	1.0%

Return on average assets (3)	(0.25)%	0.22%	0.09%	(0.01)%	0.06%
Adjusted return on average assets (4) (5)	(0.24)%	0.23%	0.10%	(0.01)%	0.07%

(1)	Annualized net (loss) income divided by average common equity.
(2)	Annualized adjusted net (loss) income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net (loss) income divided by average assets.
(4)	Annualized adjusted net (loss) income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Total noninterest expense	$59,924	$61,721	$55,629	$121,645	$106,238
Less: Amortization of intangible assets expense	(299)	(312)	(356)	(611)	(726)
Adjusted Noninterest expense	$59,625	$61,409	$55,273	$121,034	$105,512

Net interest income	$50,082	$51,799	$43,829	$101,881	$82,215
Plus: Total noninterest income	1,338	19,602	13,658	20,940	26,341
Total Revenue	$51,420	$71,401	$57,487	$122,821	$108,556

Efficiency Ratio(1)	116.0%	86.0%	96.1%	98.5%	97.2%

(1) Non-GAAP measure

FIRST FOUNDATION INC. SECOND QUARTER 2025 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, and adjusted  earnings (loss) per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity is calculated by taking shareholders’ equity and subtracting preferred stock and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings (loss) per share (basic and diluted) is calculated by dividing adjusted net income (loss) attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net  income (loss) to adjusted net income (loss) attributable to common shareholders is presented on page 18 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income (loss) Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net income (loss) per share (basic and diluted) to the non-GAAP measure of adjusted earnings (loss) per share (basic and diluted):

	For the Quarter Ended
	June 30,	March 31,	June 30,
(in thousands, except per share amounts)	2025	2025	2024
Shareholders' equity	$1,050,626	$1,060,611	$933,244
Less: Preferred stock	87,649	87,649	—
Total common equity	962,977	972,962	933,244
Less: Intangible assets	2,947	3,245	4,222
Tangible common equity	$960,030	$969,717	$929,022

Total assets	$11,588,362	$12,588,397	$13,714,423
Less: Intangible assets	2,947	3,245	4,222
Tangible assets(1)	$11,585,415	$12,585,152	$13,710,201

Equity to asset ratio	9.07%	8.43%	6.80%
Tangible common equity to tangible assets ratio(1)	8.29%	7.71%	6.78%

Book value per common share	$12.75	$12.87	$16.50
Tangible book value per common share(1)	$11.65	$11.77	$16.43
Basic common shares outstanding	82,386,071	82,386,071	56,543,382
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,811,000	29,811,000	—
Basic common shares outstanding upon conversion (adjusted)	112,197,071	112,197,071	—

Book value per common share (adjusted) (1)	$9.36	9.45	—
Tangible book value per common share (adjusted) (1)	$9.34	9.42	—

Adjusted net income (loss) attributable to common shareholders(1)	$(7,475)	$7,121	$3,341

Weighted average basic common shares outstanding	82,386,071	82,373,616	56,523,640
Diluted common shares outstanding	82,386,071	83,484,754	56,532,465
Net income (loss) per share (basic)	($ 0.09)	$ 0.08	$ 0.05
Net income (loss) per share (diluted)	($ 0.09)	$ 0.08	$ 0.05
Adjusted earnings (loss) per share (basic)(1)	($ 0.09)	$ 0.09	$ 0.06
Adjusted earnings (loss) per share (diluted)(1)	($ 0.09)	$ 0.09	$ 0.06

(1) Non-GAAP financial measure